EXHIBIT 10.8

December 7, 2009

To the Attention of:

Mr. Richard Clayton, Principal Executive Officer Mr. Marty Petersen, Chief Financial Officer Raser Technologies, Inc.

5152 North Edgewood Drive Provo, Utah 84604

Re: Terms for Co-Development of Projects Dear Messrs. Clayton and Petersen:

This letter agreement (this “Agreement”) will confirm the terms and conditions upon which the parties have agreed that, from and after the date set forth above (the “Effective Date”), Evergreen Clean Energy LLC, a Delaware limited liability company (“Evergreen”), will have the right to co-develop certain geothermal energy projects (a “Project” or “Projects”), with Raser Technologies, Inc., a Delaware corporation (“Raser”), or its affiliates.

1.	Co-Development Right; Buy-In Payments to Raser.

	(a)	Subject to the terms and conditions of this Agreement, Raser hereby grants to Evergreen the right to co-develop Projects that Raser or its affiliates intend to develop and/or own, in whole or part, having an aggregate Capacity of up to 100 MWs (the “Co-Development Right”). “Capacity” shall mean the number of megawatts available for sale under a Project’s power purchase agreement.

	(b)	In consideration for the right to co-develop the Projects on the terms set forth herein, Evergreen shall pay Raser a buy-in amount (the “Buy-In Amount”) in respect to each Project equal to (A) $250,000 multiplied by (B) the projected Capacity (in MWs) for such Project as determined by the Pro Forma Projection (as defined below) in respect of such Project. The Buy-In in respect of each Project will be payable in two (2) equal installments as follows:

		(i)	The initial installment (the “Initial Installment”) will be paid to Raser by Evergreen or one or more investors introduced by Evergreen no later than fifteen (15) business days following the date on which Evergreen delivers a Co-Development Commitment (as defined below) to Raser in respect of such Project.

		(ii)	The final installment (the “Final Installment”) will be paid to Raser no later than fifteen (15) business days following receipt by Evergreen of a written notice (the “Compliance Certificate”) certifying (to Evergreen’s satisfaction) that (i) Raser has completed drilling all wells (production and re-injection) deemed by Raser to be necessary for the subject Project and

(ii) that temperature and flow testing of all of the wells for the Project has been completed and the results meet the standards set forth in the Pro Forma Projections.

(c)	The Initial Installment shall be paid into an escrow account (which shall be a segregated, interest bearing account with a financial institution satisfactory to Evergreen and invested in cash or cash equivalents). Raser will be entitled to withdraw all amounts deposited in the escrow account (including accrued interest) at such time as Raser and Evergreen have entered into definitive agreements in accordance with Paragraph 3 to co-develop the Project(s) to which such Initial Installment relates. Written acknowledgement from Evergreen shall be required prior to the release of any funds from such escrow account (which acknowledgement shall not be unreasonably withheld).

(d)	In the event that (i) Raser does not deliver a Compliance Certificate to Evergreen as contemplated under Section 1(b)(ii) above at the time of completion of the drilling plan as set forth in the Pro Forma Projection (defined below) or (ii) Project Expenses (as defined below) exceed the Expense Limitation Amount (defined below), Evergreen will deposit the Final Installment into an escrow account (which shall be a segregated, interest bearing account with a financial institution satisfactory to Evergreen and invested in cash or cash equivalents) (the “Final Installment Escrow”) and, provided that Raser is not otherwise in default of any provision under this Agreement, Raser may draw from the Final Installment Escrow to pay additional Project Expenses in excess of the Expense Limitation Amount until such time as Raser is able to provide a Compliance Certificate, after which Raser will be entitled to reimbursement of amounts paid out of the Final Installment Escrow from Project Cash Flow (described below) in accordance with the order of priority set forth below in Paragraph 3(c)(i), and may collect the balance, if any, remaining in the Final Installment Escrow. Written acknowledgement from Evergreen shall be required prior to the release of any funds from such escrow account (which acknowledgement shall not be unreasonably withheld). In the event that any balance remains in the Final Installment Escrow two (2) years following the date of payment of the Initial Installment, Evergreen shall be entitled to receive the full balance of the Final Installment Escrow promptly upon written request to Raser, together with interest thereon.

(e)	In the event that (i) Evergreen pays the Initial Installment to Raser and (ii) Evergreen for any reason does not enter into definitive agreements with Raser to co-develop the Project(s) to which such Initial Installment pertains (whether due to the termination of this Agreement, the determination by Evergreen to not participate in the development of a sufficient number of Projects or otherwise), then Evergreen shall be entitled to reimbursement of the full amount of the Initial Installment promptly upon written request to Raser, together with interest thereon.

(f)	If Evergreen fails to pay an Initial Installment for any reason other than the breach or default by Raser or its affiliates or the failure of Raser or its affiliates to satisfy a condition precedent to such funding, then the subject Project shall no longer be subject to the Co-Development Right or the rights set forth in Paragraph 4, and Raser may pursue and consummate alternative financing and/or co-development arrangements with third parties with respect to such Project.

2.	Selection of Co-Development Projects.

	(a)	The parties acknowledge that this Agreement does not grant Evergreen the exclusive right to co-develop potentially available sites for Projects that Raser or its affiliates intend to develop and/or own, in whole or part (“Potential Projects”), however, Raser agrees to use its best efforts to allocate Potential Projects fairly to Evergreen so that Evergreen will be able to fulfill its Co-Development Right as expeditiously as reasonably possible and to not discriminate against Evergreen in any way, including without limitation, for economic reasons relating to availability of other financing to Raser or other reasons.

	(b)	From the date hereof until the earlier of (i) the date on which Evergreen has committed to co-develop Projects fulfilling its Co-Development Commitment and (ii) the date on which this Agreement is terminated pursuant to Paragraph 8, Raser shall provide Evergreen with written notice (a “Development Notice”) of each Potential Project, and will consult with Evergreen concerning Evergreen’s right to co-develop such Potential Project. Raser agrees that it will provide Evergreen with regular updates and information regarding each Potential Project and to make available senior management, representatives and advisors of Raser and/or its affiliates, as applicable, to participate in information meetings and status update meetings with representatives of Evergreen, which such meetings will include updates on the development, financing and other material efforts being made and planned to be made by Raser and/or its affiliates in connection with all Potential Projects.

	(c)	For each Potential Project that Raser and Evergreen agree will be allocated to Evergreen for co-development (applying the standard of fairness for allocations described in Section 2(a) above), Raser, at its own expense, will undertake to complete each of the following milestones (the “Pre-Development Milestones”) and upon completion will provide Evergreen with a written notice thereof (a “Commitment Notice”):

(i)	Acquire the development site (the “Resource”) through lease or purchase and secure all necessary permits and rights for the development of the Project;

(ii)	Conduct a detailed evaluation and economic analysis of the Resource prepared by GeothermEx Inc. (or another mutually acceptable expert), including the prospects and the likely productivity of the Resource;

(iii)	Prepare a pro forma projection for the Project (the “Pro Forma Projection”) to be agreed in substance and form by Evergreen;

(iv) Have substantially negotiated construction financing arrangements for the Project, and have negotiated, to substantial completion, power purchase agreements for the sale of power generated from the Resource, in each case in amounts and on terms consistent with the Pro Forma Projection and acceptable to Evergreen; and

(v) Complete drilling and testing of the first production well and provide a written report to Evergreen (A) verifying the flow and temperature capacity of the Resource and (B) including all data and analysis developed or held by Raser in respect of the Resource. Evergreen, at its discretion, may agree that Raser shall not be required to complete drilling and testing of the first well associated with the Resource that is the subject of a specified Project if (A) Raser provides to Evergreen a written report (x) verifying the production capacity of all wells related to the Resource and (y) including all data and analysis developed or held by Raser in respect of the Resource, and (B) Evergreen (in collaboration with its experts), exercising reasonable efforts for timely completion, shall have completed independent testing and analysis of the Resource to their reasonable satisfaction and concluded that the Resource reasonably represents the geological and geophysical characteristics of the Project site.

(d)	The Commitment Notice shall include the final or substantially final versions of all material project documentation for the Project, including evidence of completion of each Pre-Development Milestone (the “Documentation”). Each Project that is the subject of a Commitment Notice is referred to herein as a “Prospective Co-Development Project”.

(e)	Evergreen shall have twenty (20) business days following receipt of a Commitment Notice to review the Documentation and independently verify completion of the Pre-Development Milestones with respect to the Prospective Co-Development Project, which may include consultation with its own experts and advisors (the “Diligence Period”). During the Diligence Period, Raser agrees to cooperate with and assist Evergreen in its evaluation of the Prospective Co- Development Project and provide access to any and all materials, information, personnel and consultants and development sites deemed reasonably necessary by Evergreen for its due diligence review of the Prospective Co-Development Project. All documents and materials prepared or created in the course of identifying, testing and/or developing a Prospective Project shall be made available for inspection by Evergreen during normal business hours and with reasonable advance notice.

(f)	In the event that Evergreen determines that Raser has failed to complete one or more Pre-Development Milestones to its reasonable satisfaction, Evergreen shall provide Raser with written notice of such failure, and the Diligence Period shall be appropriately extended to permit Raser to complete, and Evergreen to verify completion of, such Pre-Development Milestone(s).

	(g)	Evergreen shall have five (5) business days following the termination of the Diligence Period for a Prospective Co-Development Project (the “Commitment Period”) to either (i) provide Raser with a written commitment to co-develop the Prospective Co-Development Project (a “Co-Development Commitment”) or (ii) decline to provide Raser with a Co-Development Commitment within the Commitment Period. Whenever Evergreen declines or fails to provide a Co- Development Commitment within the Commitment Period with respect to a Prospective Co-Development Project, the applicable Prospective Co- Development Project shall no longer be subject to the Co-Development Right, and Raser may pursue and consummate alternative financing and/or co-development arrangements with third parties with respect to such Prospective Co-Development Project. Each Prospective Co-Development Project that is the subject of a Co- Development Commitment is referred to herein as a “Committed Project”.

3.	Definitive Agreements Relating to Committed Projects.

	(a)	Promptly following the delivery of a Co-Development Commitment, the parties will work together in good faith to finalize and enter into definitive agreements with respect to the ownership, financing and operation of the Committed Project, with the goal of entering into such definitive agreements no later than ninety (90) days following the delivery of the Co-Development Commitment. Such agreements may include: financing agreements, operating agreements, power purchase agreements, construction agreements and other agreements necessary for the advancement of the Projects. The definitive agreements generally shall provide that (i) Raser and/or its affiliates shall perform the development services specified on Schedule A with respect to the Committed Project and (ii) Evergreen shall retain certain management participation and oversight rights with respect to the Committed Project.

	(b)	The parties agree that each Committed Project will be held by a special purpose entity jointly owned by Raser and Evergreen (the “SPE”). Unless otherwise agreed by Raser and Evergreen, the SPE will be organized as a limited liability company and will elect to be treated as a partnership for federal and state income tax purposes. Interests in the SPE will be subject to customary restrictions on transfer or assignment. The SPE will be governed by a board of managers on which Raser and Evergreen (or its investors) will have an equal number of designees. All major activities of the SPE must be approved by a majority of the members of the board of managers, which may delegate certain business functions of the SPE to one or more third parties (including Raser or Evergreen). In the event that either Raser or Evergreen suffers a Bankruptcy Event (as defined below), (i) such party’s designees on the board of managers shall automatically lose their voting rights, and the other party shall effectively control the SPE; and (ii) any management or similar agreement between the SPE and the bankrupt party shall automatically terminate. In the event that either Raser or Evergreen suffer a Change of Control (as defined below), (i) the voting rights of such party’s designees on the board of managers may be suspended or terminated by the other party by providing written notice to that effect within 30 days of the Change of

Control; and (ii) any management or similar agreement between the SPE and the party suffering a Change of Control may be suspended or terminated by the other party upon providing written notice to that effect within 30 days of the Change of Control. If a management agreement is terminated as described above, the board of managers may retain an alternate management company to fulfill the duties assigned to the managing party under such agreement. For purposes of this Agreement, a “Change of Control” shall mean (i) in the case of Raser, (1) the acquisition by any individual, entity or group of beneficial ownership of 33% or more of the then outstanding shares of common stock of Raser, (2) the consummation of a merger or consolidation of Raser with or into another entity, any sale of stock or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of Raser immediately prior to such merger, consolidation or other reorganization or (3) the sale, transfer or other disposition of all or substantially all of Raser’s assets in connection with the sale of Raser’s business or pursuant to the liquidation or other dissolution of Raser, whether in a single transaction or a series of related transactions, and (ii) in the case of Evergreen, an event in which more than 50% of the combined voting power of Members of Evergreen is owned by persons who were not Members of Evergreen immediately prior to such event.

(c)	Although the parties acknowledge that the definitive agreements for any particular project will vary depending on a variety of factors, it is agreed that Evergreen will be granted the following additional rights with respect to each Committed Project:

(i) A participation right (the “Participation Right”) equal to 50% (or such lesser amount as may be agreed between the parties pursuant to Section (3)(d)(iii) below) of any and all free cash flow generated in connection with the Committed Project (“Project Cash Flow”), which may include without limitation all rights under any power purchase agreement and tax equity arrangements, any production of energy in excess of amounts disposed of under power purchase agreements, any tax benefits or government grants and incentives, all carbon credits and renewable energy credits and the sale or disposition of any assets associated with the Committed Project and any assets related thereto, subject only to rights appropriately granted to third parties (including, without limitation, tax equity partners). The Project Cash Flow will be distributed in the following amounts and order of priority:

(1) First, 80% to Evergreen and 20% to Raser until the cumulative amount distributed to Evergreen equals the sum of (i) its aggregate Pre-Development Reimbursement (as defined below) and Project Disbursements (as defined below) with respect to such Committed Project and (ii) an amount equal in value to a return of 15% per annum on all amounts paid by Evergreen with respect to such Committed Project to the date of distribution (including the Buy-In

Amount, Pre-Development Reimbursement and Project Disbursements);

	(2)	Second, 20% to Evergreen and 80% to Raser until the cumulative amount distributed to Raser equals the amount of all Project Expenses (as defined below) in excess of the Expense Limitation Amount (as defined below) incurred and paid by Raser with respect to such Committed Project; and

	(3)	Thereafter, remaining Project Cash Flow will be allocated ratably between the parties such that each such party has received 50% of the remaining Project Cash Flow;

	(4)	provided, that in the event that Evergreen has not received distributions hereunder in an amount equal to its Buy-In Amount with respect to such Committed Project (the “Minimum Distribution”) by the second anniversary of the payment of the Final Installment, Raser shall be obligated to pay Evergreen any unrealized amount of the Minimum Distribution. Such obligation shall be secured by the First Lien (as defined below).

(ii)	A warrant (the “Warrant”) to purchase an amount of shares of common stock of Raser (or any successor in interest in the geothermal business) calculated by reference to a percentage to be negotiated between the parties of all amounts paid by Evergreen, or any investor introduced to Raser by Evergreen, in respect of a Committed Project (including the Buy- In Amount). The exercise price for the Warrant(s) relating to the Committed Project shall be equal to, unless otherwise agreed between the parties in writing, the value weighted average closing price (VWAP) per share of Raser common stock for the twenty (20) trading days prior to the date that Evergreen delivers the Co-Development Commitment for the Committed Project plus ten percent (10%) (the “Exercise Price”) and a portion of the Warrant in respect of a Committed Project shall vest each time that Evergreen (or any investor introduced by Evergreen) makes a payment to Raser under this Agreement in an amount equal to such payment. The number of shares of Raser common stock for which each Warrant will be exercisable will be an amount equal to (A) the amounts paid by Evergreen or any such investor in respect of the Committed Project to which the warrant relates multiplied by (B) the percentage agreed by the parties in respect of a Committed Project divided by (C) the Exercise Price. Each Warrant will be freely transferrable, may be exercised in whole or in part at any time through the seventh anniversary of the issuance date of the Warrant, and will contain customary anti- dilution protection. Any shares issued upon exercise of a Warrant will be registered for resale or subject to customary registration rights in favor of Evergreen.

(iii)	A first lien on certain properties and/or common stock of Raser identified by Raser and reasonably acceptable to Evergreen (the “First Lien”) with a market value equal to, at the time of granting the lien and updated, as necessary, once every two quarters, not less than two times the aggregate Buy-In Installments paid by Evergreen in respect of such Committed Project but not recouped or repaid pursuant to clause (i) of this Paragraph 3(c). If the first lien position described above is on common stock of Raser, Evergreen shall receive a commitment to issue stock from Raser, but Raser will not actually issue stock to be placed in escrow unless Evergreen must collect on the lien. Such First Lien shall terminate as of the date on which Evergreen has received pursuant to clause (i) of this Paragraph 3(c) an amount equal to the Buy-In Installment paid by Evergreen with respect to such Committed Project.

(iv)	A security interest, which may be subordinated to the rights of other parties consistent with industry standards, in each of the assets associated with the Committed Project including, without limitation, any power purchase agreement, the lease or other fee interest in the property and the plants and equipment to secure the repayment of all amounts invested by Evergreen in the Committed Project and all of Evergreen’s rights relating to or arising out of its investment in the Committed Project, other than the Buy-In Installment; provided, that the parties may agree to vary the terms of the security interest if necessary to meet reasonable requirements imposed by providers of debt financing.

(d) The parties further agree that Raser will be granted the following additional rights with respect to each Committed Project:

(i)	In consideration for Raser’s expertise, performance and commitments under this Agreement, Evergreen shall reimburse Raser for expenses directly relating to the drilling and testing of wells to be used in connection with a Committed Project (the “Project Expenses”) (including the first well drilled and tested in relation to the Pre-Development Milestones), payable in installments as set forth in a project disbursement schedule to be negotiated between Evergreen and Raser and incorporated into the Pro Forma Projection for a Committed Project (the “Project Disbursements”) or as otherwise agreed by the parties. To the extent that Raser has purchased an existing well which will be used for a Committed Project from a third party, such purchase shall be included in the definition of Project Expenses. For the avoidance of doubt, Evergreen will not pay or reimburse Raser for expenses relating to (1) completion of Pre- Development Milestones, which costs and expenses will be for Raser’s account (except that Evergreen will reimburse drilling costs incurred directly in relation to drilling costs for the initial well) or (2) expenses relating to construction of the plant, acquisition of equipment and transmission equipment or infrastructure, all of which are contemplated to be paid under financing arrangements consistent with the Pro Forma Projection.

	(ii)	Project Disbursements with respect to each Committed Project shall generally be limited to an amount calculated as the product of (A) $1,200,000 multiplied by (B) the projected Capacity (in MW) of such Committed Project under the Pro Forma Projection (the “Expense Limitation Amount”).

	(iii)	In the event that projected Project Disbursements equal less than $1,200,000 multiplied by the projected Capacity (in MW) under the Pro Forma Projection, Evergreen’s Participation Right in respect of such Project may be reduced to reflect the lower expected cost per projected Capacity (in MW) to an amount to be negotiated between the parties in good faith.

	(iv)	In the event that the well field development and related expenses necessary to harvest sufficient Resource to generate the projected Capacity (in MW) of such Committed Project under the Pro Forma Projection exceeds the Expense Limitation Amount for such Committed Project, Evergreen, in its discretion, shall have the right to cause Raser to promptly invest additional funds from Raser’s account into drilling activities necessary to harvest a sufficient amount of Resource in an amount up to 25% of the Expense Limitation Amount, and in such event Raser will be entitled to reimbursement of such additional investment from Project Cash Flow in accordance with the order of priority set forth above in Paragraph 3(c)(i).

4.	Raser hereby covenants and agrees that (i) all material documents and information (other than financial or operational projections) provided by Raser or its affiliates to Evergreen, the Manager and their respective affiliates, officers, directors, employees or prospective or actual investors in connection with the Projects, this Agreement or the transactions contemplated hereby (the “Information”) is and will be, taken as a whole, complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and (ii) all financial and operational projections provided by Raser or its affiliates in connection with the Projects, this Agreement and the transactions contemplated hereby (the “Projections”) will be reasonably prepared and reflect the then best currently available estimates and judgment of Raser and its affiliates.

Notwithstanding the foregoing, Raser makes no, and disclaims any and all, representations or warranties as to any Projections prepared or made by any third party (i.e., a non-affiliate of Raser) advisors or representatives, or by Evergreen (or any of its affiliates, representatives or advisors), and any professional judgments or conclusions of third party (i.e., a non-affiliate of Raser) advisors or representatives, or of Evergreen (or any of its affiliates, representatives or advisors), as may be contained in the Information or Projections delivered or made available hereunder; provided, however, that the foregoing limitation and disclaimer shall not apply to Information supplied (or omitted) by Raser upon which such Projections or such professional judgments or conclusions are based.

	(a)	Raser recognizes and consents to the fact that Evergreen (i) does not assume responsibility for the accuracy or completeness of the Information or such other information and (ii) has no obligation to undertake an independent evaluation, appraisal or physical inspection of any parts of the Information provided by Raser.

5.	Confidentiality; Publicity.

	(a)	During the term of this Agreement, each party will be provided with or have access to non-public, proprietary information of the other party and its affiliates relating to their respective business, finances, operations and affairs (collectively, “Confidential Information”). All Confidential Information remains the property of the party disclosing the information (the “Disclosing Party”). The party receiving the Confidential Information of the Disclosing Party (the “Receiving Party”) may disclose the Confidential Information to (i) its affiliates, officers, directors, employees and advisors, and then only in connection with the transactions contemplated hereby and on a confidential need-to-know basis, (ii) to any prospective or actual investor in Evergreen, provided that such investor shall undertake confidentiality commitments as reasonably required by Raser (and communicated in writing to Evergreen) and (iii) as required by applicable law, regulatory or self-regulatory authority, including without limitation, the rules of any stock exchange on which such party’s securities are listed or compulsory legal process (based on the advice of legal counsel), or requested by governmental authorities; provided, however, that in the event of any compulsory legal process the party seeking to disclose such information shall give the other parties hereto prompt notice thereof and cooperate with such other parties in securing a protective order in the event of compulsory disclosure and that any disclosure made pursuant to public filings (whether pursuant to the rules of any stock exchange or otherwise) shall be subject to such other parties’ prior review.

	(b)	The Receiving Party will take measures to maintain the confidentiality of the Confidential Information equivalent to those measures the Receiving Party uses to maintain the confidentiality of its own confidential information of like importance but in no event less than reasonable measures. The Receiving Party will give immediate notice to the Disclosing Party of any unauthorized use or disclosure of the Confidential Information that comes to the attention of the Receiving Party’s senior management and agrees to assist the Disclosing Party in remedying such unauthorized use or disclosure.

	(c)	No public release or announcement concerning the transactions contemplated hereby shall be issued by Raser or Evergreen without the prior consent of the other party, which will not be unreasonably withheld or delayed, except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market. Each party hereto agrees to permit the other party to review and approve any reference to such other party or any of its affiliates in connection with the Projects or any of the transactions contemplated hereby contained in any public disclosure prior to public release.

(d) Notwithstanding the foregoing or anything in this Agreement to the contrary, to comply with Treasury Regulations Section 1.6011-4(b)(3), each party hereto (and any employee, representative or other agent of such party) may disclose to any and all Persons or entities, without limitation of any kind, the U.S. federal income tax treatment and tax structure of any Project or related transaction contemplated herein.

6.	Indemnity.

	a)	Raser agrees to indemnify and hold harmless Evergreen and its affiliates, officers, managers, members, employees, agents and controlling Persons (each, an “Evergreen Indemnified Party”) from and against any and all direct losses, claims, damages, costs, expenses and liabilities (“Losses”) arising or resulting from any pending or threatened claim, action, proceeding or investigation (“Proceeding”) related to or arising out of or in connection with any pending or threatened claim, action, proceeding or investigation brought by any Person, including any shareholder derivative action brought on behalf of Raser or its affiliates (but excluding any claim, action, proceeding or investigation brought directly by Raser or any of its affiliates) or governmental body against the Indemnified Party related to or arising out of or in connection with this Agreement, any of the Projects, the performance by any Indemnified Party of the services contemplated hereby or such Indemnified Party’s obligations in accordance with the terms hereof or Evergreen’s exercise of its co-development rights in accordance with the terms hereof, and Raser will reimburse each Indemnified Party for any and all expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of or preparation for or defense of any such Proceeding, whether or not this Agreement has been terminated.

	b)	Evergreen agrees to indemnify and hold harmless Raser and its affiliates, officers, managers, members, employees, agents and controlling Persons (each, an “Raser Indemnified Party”) from and against any and all direct losses, claims, damages, costs, expenses and liabilities (“Losses”) arising or resulting from any pending or threatened claim, action, proceeding or investigation (“Proceeding”) related to or arising out of or in connection with any negligence or willful misconduct by Evergreen in respect of the performance of its obligations under this Agreement, whether or not this Agreement has been terminated.

	c)	Notwithstanding the foregoing, Raser’s obligations under Paragraph 6(a) and Evergreen’s obligations under Paragraph 6(b) shall not apply to Losses to the extent determined by a final judgment of a court of competent jurisdiction to relate to or arise out of or in connection with the Evergreen Indemnified Party’s or Raser Indemnified Party’s, as the case may be, bad faith, gross negligence or willful misconduct. To the extent that Raser or Evergreen, as the case may be, makes any payments hereunder to any Raser Indemnified Party or Evergreen Indemnified Party, as the case may be, in respect of losses, claims, damages, costs, expenses and liabilities that are subsequently determined by a final judgment of a court of competent jurisdiction to relate to or arise out of or in connection with such Indemnified Party’s bad faith, gross negligence or willful misconduct, such Indemnified Party will promptly pay over and return such amounts to the other party. Raser and Evergreen also agree that no party hereto will be entitled to assert any claim for special, indirect, consequential, punitive or exemplary damages on any theory of liability in connection in any way with this Agreement, any of the Projects or the performance by any party of its obligations hereunder.

d)	The parties agree that, without the other’s prior written consent, neither party (or any of its affiliates or subsidiaries) will settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding that is subject to indemnification pursuant to Paragraph 6(a) or 6(b), unless such settlement, compromise or consent (i) includes a full and unconditional written release from liability in form and substance satisfactory to the applicable Indemnified Parties from all liability arising out of such Proceeding together with any other Proceeding involving the same parties to the Proceeding being settled that arises out of the same facts and circumstances underlying the Proceeding being settled and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any such Indemnified Party.

e)	The indemnity provided for in this Paragraph 6 shall remain in full force and effect notwithstanding expiration or termination of this Agreement (for whatever reason); provided, however, that such indemnity shall have no effect as to matters relating to any definitive documents or agreements with respect to a Project entered into by Raser or its affiliates on one hand and Evergreen or its affiliates on the other hand, it being acknowledged and agreed that such documents or agreements will supersede and replace this Agreement with respect to such Project.

7.	Representations and Warranties.

	(a)	By Raser. Raser hereby represents and warrants to Evergreen that as of the Effective Date:

		(i)	Raser is duly organized and validly existing in good standing under the laws of the State of Delaware.

		(ii)	Raser has the requisite power and authority to enter into and perform its obligations under this Agreement.

(iii)	This Agreement has been duly executed and delivered by Raser, and constitutes the legal, valid and binding obligation of Raser, enforceable against Raser in accordance with its terms.

(iv)	The execution, delivery and performance of this Agreement by Raser and the consummation by Raser of the transactions contemplated hereby do not and will not (A) result in a violation of the Certificate of Incorporation, Bylaws or other organizational documents of Raser, (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Raser is a party or by or to which any of its assets are bound or affected, or (C) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and stock market rules and regulations) applicable to Raser or by which any property or asset of Raser is bound or affected, except, in the case of subclause (B), such conflicts, defaults, rights, or violations that would not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, assets, liabilities (contingent or otherwise) or prospects of Raser.

(v)	Raser has obtained all consents, authorizations or orders of, or made all filings or registrations with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person required in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof.

(b)	By Evergreen. Evergreen hereby represents and warrants to Raser that as of the Effective Date:

	(i)	Evergreen is duly organized and validly existing in good standing under the laws of the State of Delaware.

	(ii)	Evergreen has the requisite power and authority to enter into and perform its obligations under this Agreement.

	(iii)	This Agreement has been duly executed and delivered by Evergreen, and constitutes the legal, valid and binding obligations of Evergreen, enforceable against Evergreen in accordance with its terms.

	(iv)	The execution, delivery and performance of this Agreement by Evergreen and the consummation by Evergreen of the transactions contemplated hereby do not and will not (A) conflict with or result in a violation of the Certificate of Formation, Limited Liability Company Agreement or other organizational documents of Evergreen, (B) conflict with, violate or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Evergreen is a party or by which it or any of its material assets is bound or affected, or (C) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of applicable securities exchanges) applicable to Evergreen Signatory or by which any property or asset of Evergreen is bound or affected, except, in the case of subclause (B), such conflicts, defaults, rights, or violations that would not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, assets, liabilities (contingent or otherwise) or prospects of Evergreen.

(v)	Evergreen has obtained all consents, authorizations or orders of, or made all filings or registrations with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person required in order for such party to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof.

8.	Termination of the Agreement. Either party may terminate this Agreement in any of the following circumstances: (a) effective upon delivery of written notice of termination, if the other party experiences a Bankruptcy Event; (b) effective upon delivery of written notice of termination after such time as no Projects are subject to Co-Development Right as provided herein; (c) effective upon delivery of written notice of termination following the failure of Evergreen to pay the Initial Installment in respect of the initial Committed Project by June 1, 2010 (or any such later date as mutually agreed upon by the parties in writing); and (d) effective upon delivery of written notice of termination after the expiration of five (5) years following the Effective Date; provided, however, that Paragraphs 5 through 12 will survive any termination of this Agreement. For purposes hereof, a “Bankruptcy Event” means, with respect to a Person (in such capacity, the “Subject”): (i) the filing of a petition by or against the Subject as “debtor” under Title 11 of the United States Code (the “Bankruptcy Code”) seeking the adjudication of the Subject as bankrupt or the appointment of a trustee, receiver, or custodian of the Subject’s assets and in case of a petition filed against the Subject, such filing not having been withdrawn or dismissed within thirty (30) days after the date of such filing; (ii) the making by the Subject of a general assignment for the benefit of creditors; (iii) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian to take possession of or control over the assets of the Subject unless such proceedings and the Person appointed are dismissed within thirty (30) days after the date upon which the court issued its order, judgment, or decree; or (iv) the determination by the Bankruptcy Court or the written admission of the Subject that the Subject is generally unable to pay its debts as they become due within the meaning of Section 303(h)(l) of the Bankruptcy Code.

9.	Assignment; No Third-Party Beneficiaries.

	(a)	This Agreement shall not be assignable by any party hereto (except that Evergreen may assign its rights hereunder, in whole or in part, to entities that Evergreen sponsors or endorses for the purpose of entering into co-development activities with Raser or to investors that Evergreen introduces to Raser) without the prior written consent of the other parties hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this Paragraph 10 shall prohibit Evergreen (in its sole discretion) from performing any of its duties provided for hereunder through any of its affiliates, and Raser will owe any related duties provided for hereunder to any such affiliate. The limitation on assignment provided for herein shall have no effect as to any definitive documents or agreements with respect to a Project entered into by Raser or its affiliates on one hand and Evergreen or its affiliates on the other hand, it being acknowledged and agreed that such documents or agreements will supersede and replace this Agreement with respect to such Project.

	(b)	This Agreement is solely for the benefit of the parties hereto and does not confer any benefits upon, or create any rights in favor of, any other Person, except to the extent expressly set forth herein.

10.	Amendments; Counterparts. No amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Delivery of an executed counterpart by telecopier or portable document format shall be effective as delivery of a manually executed counterpart.

11.	Miscellaneous Provisions

	(a)	Notices. All notices, requests, demands and other communications required or permitted under this Agreement must be made in writing and will be considered to have been duly given and effective (i) on the date of delivery, if delivered personally; (ii) on the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (iii) on the date of transmission, if sent by facsimile and the facsimile is received during normal business hours; or (iv) on the date of requested delivery if sent by a recognized overnight courier:

If to Evergreen:

Evergreen Clean Energy LLC Vintage Building No. 3, 3rd Floor 4626 North 300 West Provo, Utah 84604 Attention: Dean Rostrom and Mark Burdge Facsimile: (801) __

If to Raser:

Raser Technologies, Inc.

5152 North Edgewood Drive, Suite 200 Provo, Utah 84604 Attention: Richard D. Clayton Facsimile: (801) 374-3314

(b)	Governing Law. This Agreement and the legal relations among the parties are governed by and construed in accordance with the substantive laws of the State of Utah (without giving effect to the laws of conflict that might otherwise apply) as to all matters, including matters of validity, construction, effect, performance and remedies.

(c)	Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

(d)	Rules of Interpretation. With reference to this Agreement:

(i) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (B) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (C) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (D) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(ii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(iii) Paragraph headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)	Dispute Resolution. Each party hereby submits to the nonexclusive jurisdiction of the United States District Court for the District of Utah and of any Utah state court sitting in Salt Lake City for the purposes of all legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, CLAIM OR PROCEEDING RELATING TO THIS AGREEMENT, THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE BY EACH PARTY OF THE

OBLIGATIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION, CLAIM OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING

WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND

CERTIFICATIONS IN THIS PARAGRAPH.

(f)	Equitable Relief. The parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specified terms or were otherwise breached, and that such harm could not be adequately compensated by money damages. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the other party’s performance of the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(g)	Integration. This Agreement, and the documents or instruments referred to herein, embody the entire agreement and the understanding of the parties hereto in respect of the subject matter contained herein. The parties have not relied upon any promises, representations, warranties, agreements, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understanding between the parties with respect to such subject matter.

[Signature Page Follows]

     Please confirm your agreement to the foregoing by signing and returning the enclosed copy of this Agreement, whereupon this Agreement shall constitute a binding agreement among the parties hereto.

Very truly yours,

EVERGREEN CLEAN ENERGY LLC

By: /s/ Mark Burdge Name: Mark Burdge Title: Principal

By: /s/ Dean Rostrom Name: Dean Rostrom Title: Principal

Accepted and Agreed: RASER TECHNOLOGIES, INC.

By: /s/ Richard D. Clayton Name: Richard D. Clayton Title: Principal Executive Officer Date: December 7, 2009

Schedule A Raser Development Services

1.	Negotiate, enter into and oversee the performance of well drilling, construction and transmission agreements in respect of the Committed Project.

2.	Negotiate, enter into and maintain lease and other acquisition agreements for the property and equipment associated with the Committed Project.

3.	Negotiate, enter into and oversee the performance of power purchase agreements with utilities or municipalities for the sale of energy produced by the Committed Project.

4.	Obtain all necessary government permits, grants, licenses or rights and any non- exclusive licenses to use the technology for the equipment utilized in the Committed Project.

5.	Obtain all necessary government permits, grants, leases, property rights, licenses or other rights necessary for transmission of electricity contemplated in relation to the Committed Project

6.	Provide management expertise in the operation, expansion and disposition of the geothermal power plant and production wells.

7.	Provide such other management and administrative services related to the Committed Project as may be necessary or relevant.